Exhibit 19.1

Bluejay Diagnostics, Inc.

Insider Trading Policy

Effective March 24, 2025

Purpose

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Bluejay Diagnostics, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company engages in transactions or does business. The Company’s Board of Directors has adopted this Policy to promote compliance with U.S. federal, state, and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from:

●	trading in securities of that company; or

●	providing material nonpublic information to other persons who may trade on the basis of that information (also known as “tipping”).

Insider trading is a crime. Violations are pursued vigorously by the Securities and Exchange Commission (“SEC”), U.S. Attorneys, state enforcement authorities, and foreign jurisdictions. Violations can result in severe penalties, including significant fines and imprisonment. See the Section below captioned “Consequences of Violations.”

Persons Subject to the Policy

This Policy applies to (i) all members of the Company’s Board of Directors, (ii) all officers of the Company and its subsidiaries, and (iii) all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person's household, and entities controlled by a person covered by this Policy, as described below.

Transactions Subject to the Policy

This Policy applies to all transactions in (i) the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, any securities that are exercisable for, or convertible or exchangeable into, shares of common stock, and any other type of securities that the Company may issue from time to time, including (but not limited to) warrants, convertible debt, notes, and preferred stock, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities, and (ii) the securities of certain other companies, where the person trading used information obtained while working for the Company.

Statement of Policy

It is the policy of the Company that no director, officer, or employee of the Company or its subsidiaries (or any other person designated by this Policy or by the Compliance Officer, as such term is defined below under the heading “Administration of the Policy,” as subject to this Policy) who is aware of material nonpublic information relating to the Company or its subsidiaries may, directly, or indirectly through family members or other persons or entities:

●	engage in transactions in Company Securities, except as otherwise specified in this Policy under the heading “Transactions Not Subject to Trading Restrictions”;

●	recommend that others engage in transactions in any Company Securities;

●	disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors, and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

●	assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer, or employee of the Company or its subsidiaries (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company (1) with which the Company does business, including a customer or supplier of the Company, or (2) that is involved in a potential transaction or business relationship with the Company may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that they comply with this Policy, and that any family member, household member, or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Persons subject to this Policy could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Administration of the Policy

The Company’s Chief Executive Officer shall serve as the Compliance Officer for the purposes of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

When in doubt about a matter covered by this Policy, or if you have questions, please contact the Compliance Officer before engaging in any transaction involving Company Securities. See “Company Assistance” below.

Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	consolidated financial condition and results of operation of the Company, including quarterly and annual results, or financial results of any significant subsidiary, business, or unit, or of any of the Company’s technologies, products, and services;

●	initiation, termination, or results of clinical trials or other research;

●	entry into or termination of a material contract or other major transaction (such as a license agreement, joint venture, strategic alliance, or collaboration);

●	pending or proposed mergers, investments, acquisitions, dispositions, or tender offers;

●	pending or proposed joint ventures or strategic alliances;

●	a restructuring of the Company;

●	declaration of a stock split or reverse stock split;

●	significant related party transactions;

●	an offering of any Company Securities;

●	the establishment of, or any significant developments or changes regarding, a repurchase program for Company Securities (such as planned repurchases, increases or decreases in the program’s authorization, suspensions, and similar changes);

●	redemption, retirement, or modification of outstanding debt securities or other indebtedness;

●	bank borrowings or other financing transactions outside the ordinary course of business;

●	major marketing changes;

●	the gain or loss of a significant customer or supplier or an expected increase in revenue from an existing customer;

●	a change in auditors or notification that the auditor’s reports may no longer be relied upon;

●	write-ups or write-downs of assets or changes in accounting methods;

●	development of a significant new product, process, technical innovation, or service, including new product candidates or significant preclinical data or results;

●	U.S. Food and Drug Administration actions or other significant regulatory developments with respect to the Company’s technologies, products, and services;

●	significant actual or potential cybersecurity incidents (e.g., a data breach or any other significant disruption in the Company’s operations, or loss, potential loss, breach, or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure);

●	the imposition of a restriction on trading in Company securities, or in the securities of another company with which the Company conducts business or may engage in acquisitions, joint ventures, or other transactions, or the extension or termination of such restriction;

●	an actual or proposed change to the Company’s capital structure, including a stock split;

●	a proposed dividend or a change in dividend policy;

●	impending bankruptcy or the existence of severe liquidity issues;

●	forward-looking information regarding the Company’s financial performance, such as earnings guidance, projections, or “outlook” for future financial results;

●	confirmation of or changes to previously announced earnings guidance or the decision to suspend earnings guidance;

●	unpublished financial figures, including revenue, expenses, net income, and earnings per share, as well as their expected growth or decline rates;

●	any major change in management or the board of directors;

●	significant pending or threatened litigation or government inquiries or investigations, and related developments, including the resolution of such litigation, inquiry, or investigation; or

●	significant change in the Company’s pricing or cost structure.

References in this list to the Company or otherwise in the context of assessing whether information is material shall mean the Company and/or its subsidiaries and business units, as the context requires.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through a press release, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine, or news website, newswire services, or public disclosure documents filed with the SEC that are available on the SEC’s website (such as Form 8-K, Form 10-Q, and Form 10-K). By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of persons, such as analysts, brokers, and institutional investors. In addition, please be aware that disclosure on the Company’s website and the Company’s social media channels, by itself, may not be considered wide dissemination.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after two full trading days have elapsed after the information is released. If, for example, the Company were to make an announcement on a Monday afternoon, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information. If you are unsure whether material information has been made “public,” please contact the Compliance Officer.

Precautions to Prevent Misuse or Unauthorized Disclosure

When a person covered under this policy has exposure to material nonpublic information, that individual should consider taking extraordinary precautions to prevent misuse or unauthorized disclosure, including:

●	maintaining files securely and avoiding storing information on computer systems that can be accessed by other individuals;

●	avoiding discussing confidential matters in areas where conversation could be overheard;

●	restricting information on a “need to know” basis; and

●	refraining from making any statement on the Internet or via social media (e.g., X, LinkedIn, Facebook) regarding the Company, as it may be seen as a recommendation to buy or sell Company Securities.

Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Family Members.

Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, partnerships, or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Not Subject to Trading Restrictions of this Policy

Transactions Under Company Plans. This Policy does not apply in the case of the following transactions, except as specifically noted:

●	Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. Similarly, this Policy does not apply to the exercise of options on a “net exercise” basis pursuant to which a person either (i) delivers outstanding shares of common stock to the Company or (ii) authorizes the Company to withhold from issuance shares of common stock issuable upon exercise of the option, in either case, having a fair market value on the date of exercise equal to the aggregate exercise price. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

●	Restricted Stock and RSU Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares or units to satisfy tax withholding requirements upon the vesting of any restricted stock or units. The Policy does apply, however, to any market sale of restricted stock.

●	Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

Transactions Not Involving a Purchase or Sale. Bona fide gifts of securities are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the person making the gift is aware of material nonpublic information, provided that Covered Persons must still pre-clear any such transaction as described below under the heading “Additional Procedures—Pre-clearance Procedures.”

Certain Mutual Fund Transactions. Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, it is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

●	Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer, or employee of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

●	Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits officers and directors from engaging in short sales.

●	Publicly Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer, or employee is trading based on material nonpublic information and focus a director’s, officer’s, or other employee's attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options, or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

●	Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds or other transactions which hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities. Such hedging transactions may permit a director, officer, or employee to continue to own Company Securities directly or indirectly, including those obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer, or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers, and employees are prohibited from engaging in any such transactions.

●	Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers, and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.

●	Standing and Limit Orders. Standing and limit orders create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety.

●	Pre-Clearance Procedures. No Covered Person may engage in any transaction in Company Securities without first obtaining pre-clearance from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two business days before the proposed transaction in order to give adequate time for the Company to administer the request, and shall comply with any other procedures established by the Compliance Officer. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and will have sole discretion to determine whether to permit the transaction. In evaluating each proposed transaction, the Compliance Officer may consult as necessary with senior management and outside counsel.

If a Covered Person seeks pre-clearance and the request is denied, then such Covered Person should refrain from engaging in any transaction in Company Securities, and should not inform any other person of the restriction. Moreover, pre-clearance does not, in any circumstance, relieve anyone of their legal obligation to refrain from trading while in possession of material nonpublic information. In other words, even if pre-clearance is received, if the requesting person becomes aware of material nonpublic information or becomes subject to a blackout period or event-specific trading restriction (as discussed below), the transaction may not be completed. Pre-clearance of a transaction is valid only for the 5-business day period immediately following receipt by the Covered Person of such pre-clearance.

Requests for pre-clearance should be made by submitting the information set forth in the Request for Clearance to Trade attached as Exhibit B hereto. When a request for pre-clearance is made, the requesting person should carefully consider whether they may be aware of any material nonpublic information about the Company and should provide a detailed description of those circumstances to the Compliance Officer. The requesting person should also indicate whether they have effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requesting person should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of sale.

A knowledgeable, alert broker can act as a gatekeeper, helping ensure compliance with pre-clearance procedures and helping prevent inadvertent violations. Accordingly, the Company encourages each Covered Person using any broker to sign and have their broker sign a “Broker Instruction/Representation” form that imposes two requirements on the broker handling transactions in Company Securities: (1) not to enter any order without first verifying with the Company that the transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144), and (2) to report immediately to the Company the details of every transaction involving Company Securities, including gifts, transfers, pledges, and all transactions under a Rule 10b5-1 Plan. Each Covered Person using a broker who signs and has the broker sign a Broker Instruction/Representation form should return it to the Company immediately so that the Company can work with the broker to develop a coordinated procedure.

●	Post-Transaction Notice. Covered Persons who have a reporting obligation under Section 16 of the Exchange Act shall also notify the Compliance Officer of the occurrence of any purchase, sale, or other acquisition or disposition of Company Securities as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by e-mail) and should include the identity of the Covered Persons, the type of transaction, the date of the transaction, the number of shares involved, and the purchase or sale price.

For both the “Pre-Clearance Procedures” section above and this “Post-Transaction Notice” section, a purchase, sale, or other acquisition or disposition shall be deemed to occur at the time the person or entity becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

●	Quarterly Blackout Period Restrictions. Covered Persons may not engage in any transactions involving the Company Securities (other than as specified by this Policy), during a “Blackout Period” beginning fifteen days prior to the end of each fiscal quarter and ending on the second business day following the date of the public release of the Company’s earnings results for that quarter.

Blackout Periods are compliance requirements of the Company and do not create or constitute a legal right to trade when they are not in effect. Accordingly and for the avoidance of doubt, even when a Blackout Period is not in effect, if you are in possession of material nonpublic information, you may not trade in the Company’s securities.

●	Event-Specific Trading Restrictions. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not engage in transactions in Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from engaging in transactions in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not engage in transactions in Company Securities due to an Event-Specific Restricted Period, you should not trade while aware of material nonpublic information. Exceptions to this Policy will not be granted while an event-specific trading restriction is in effect.

●	Exceptions. Blackout Period and event-specific trading restrictions do not apply to any transactions to which this Policy does not apply, as described above under the heading “Transactions Not Subject to Trading Restrictions of this Policy.” In addition, the pre-clearance requirements, Blackout Period and event-specific trading restrictions do not apply to transactions under approved Rule 10b5-1 Plans.

Applicability of Policy to Former Insiders

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when their service terminates, that individual may not engage in transactions in Company Securities until that information has become public or is no longer material. The pre-clearance procedures applicable to such individual specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions in force at the time of such individual’s termination of service.

Consequences of Violations

Insider trading is a crime. Violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities and foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” within the organization if they fail to take reasonable steps to prevent insider trading by company personnel.

Under federal securities laws, individuals found liable for insider trading could, among other things, face (i) up to 20 years in jail, (ii) a criminal fine of up to $5 million, and (iii) civil penalties of up to three times the profit gained or loss avoided.

In addition, for failing to take steps to prevent insider trading, the Company (and/or its executive officers and directors) could itself face (i) a criminal penalty of up to $25 million, and (ii) civil penalties of the greater of $1 million or three times the profit gained or loss avoided as a result of an employee’s violation. Please note that individual states may impose their own penalties.

Furthermore, an individual's failure to comply with this Policy may subject the individual to Company imposed sanctions, up to and including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Any sanctions imposed upon or liabilities incurred by an employee for insider trading will be the sole responsibility of the employee. The Company will not cover or indemnify the employee for these costs. Neither the Company nor any of its directors, officers, or employees will be liable for the legal or financial consequences of any approval or pre-clearance, refusal to approve or pre-clear, or delay in reviewing any requests for approval or pre-clearance of any transaction, Rule 10b5-1 Plan, or other request under this Policy. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Company Assistance

If you have any questions about this Policy or its application to any proposed transaction, please contact the Company’s Compliance Officer, who can be reached at Neil.Dey@bluejaydx.com, for additional guidance.

Certification

You must sign, date, and return the Certification attached as Exhibit A (or any other certification the Compliance Officer deems appropriate) stating that you have received, read, understand, and agree to comply with this Policy. The Company may require you to sign this Certification on an annual basis, including in electronic format. Please note that you are bound by the Policy whether or not you sign the Certification.

* * *

This Policy supersedes any previous policy of the Company or its predecessors concerning securities trading. In the event of any conflict or inconsistency between this Policy and other materials previously distributed by the Company or its predecessors, this Policy shall govern.

Adopted: March 24, 2025

EXHIBIT A

CERTIFICATION

I hereby certify that:

1.	I have read and understand the Company’s Insider Trading Policy.

2.	I understand that the Company’s Compliance Officer is available to answer any questions I have regarding the Insider Trading Policy.

3.	Since March 24, 2025, or such shorter period of time that I have been an employee or director of the Company, I have complied with the Insider Trading Policy.

4.	I will continue to comply with the Insider Trading Policy for as long as I am subject to the Policy.

5.	I understand and agree that any violation of the Insider Trading Policy by me, my family members, or other persons who are subject to the Policy because of their relationship with me may result in fines, penalties, and/or disciplinary action, up to and including termination of my employment or service.

Print name:

Signature:

Date:

EXHIBIT B

REQUEST FOR CLEARANCE TO TRADE

To:	Bluejay Diagnostics, Inc.

360 Massachusetts Avenue, Suite 203

Acton, MA 01720

Name: ___________________________________	Title: ___________________________________

I hereby request clearance for myself (or a member of my immediate family or household) to execute the following transaction relating to the securities of Bluejay Diagnostics, Inc.

Type of Transaction:

☐	I wish to purchase. Number and type of securities to be purchased: ________________

☐	I wish to sell. Number and type of securities to be sold: ________________

☐	I wish to exercise an option and sell all or a portion of the shares of common stock purchased at the then market price in a “cashless exercise” or “same day sale” and hold any remaining shares of common stock in my brokerage account.

Number of options to be exercised: _____________________

Number of shares of common stock to be sold: _______________________

Number of shares of common stock held in account: ________________________

☐	Other transaction: _______________________________________

If the request is for a member of my immediate family or household:

Name of Person: ______________________________	Relationship:_____________________________

I hereby represent and certify that I am not aware of any material, non-public information concerning Bluejay Diagnostics, Inc. at the time of submitting this request, and I agree that should I become aware of any material, non-public information concerning Bluejay Diagnostics, Inc. before completing the approved transaction, I will not complete the transaction. I understand that once approved, this authorization is valid on the date of approval and for five business days thereafter. I further understand that the approval will lapse if I become in possession of, or, in the judgment of the Compliance Officer, I am likely to be in possession of material, non-public information, or otherwise on the earliest of expiration of (i) the five-business day period of this approval, or (ii) the trading window in which approval is granted, whichever is the first to occur.

Date	Signature

Approved by:

Compliance Officer	Date